Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Kristina M. Broadbelt (Media)

Assistant Director, PR & Advocacy

Phone (610) 321-2358

Robert A. Doody Jr. (Investors)

Assistant Director, Investor Relations

Phone (610) 321-6290

VIROPHARMA PROVIDES 2010 CINRYZE™ (C1 ESTERASE INHIBITOR [HUMAN]) OUTLOOK

- Company Also Provides Update to U.S. Hereditary Angioedema (HAE) Peak Year Sales Estimates -

Exton, PA, January 11, 2010 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that Vincent Milano, president and chief executive officer of ViroPharma, will provide an overview of the company’s business and present a financial update during the 28th Annual J.P. Morgan Healthcare Conference. As previously announced, this presentation will be webcast live at 11:00 A.M. ET (8:00 A.M. PT) on Wednesday, January 13, 2010 and may be accessed via the company’s website at www.viropharma.com. The company expects to release full-year 2009 financial results and further discuss 2010 guidance later in the first quarter of 2010.

“The ultimate reward for us in any given year is to achieve our goal of providing solutions for patients with serious diseases and unmet medical needs; 2009 was a remarkable year in that respect,” stated Vincent Milano, ViroPharma’s chief executive officer. “In 2009 we successfully launched Cinryze™ (C1 esterase inhibitor [human]), the first and only drug approved to prevent HAE attacks. Thanks to meticulous execution by our team, we were able to provide Cinryze during 2009 to over 400 patients who are now actively preventing their attacks. We are pleased to announce that for 2009, we expect our net Cinryze sales will be toward the high end of our previous guidance range of $90 to $95 million, placing Cinryze among the best ever launches of an ultra orphan drug product.”

Milano continued, “Our momentum into 2010 is also strong, as we announced this morning an agreement with our partner, Sanquin for the global rights to market and develop Cinryze, and as we continue our execution on our manufacturing scale up efforts to serve HAE patients including the hundreds who are now enrolled in CinryzeSolutions™. We are now producing Cinryze through our scaled-up parallel chromatography process, or PCP, which will begin to enter the trade in the second quarter of this year. Further, we recently conducted a successful meeting with the FDA on our industrial scale initiative where we were able to confirm our previous expectations of the path forward for this significantly expanded manufacturing process. As a result, we are announcing 2010 Cinryze net sales guidance of between $145 and $165 million, which represents tremendous revenue growth over 2009. Although we anticipate that we will be profitable in 2010, we will provide our full guidance later in the first quarter of this year. Finally, I am pleased to announce we have increased our projection of U.S. HAE Cinryze peak year sales to between $350 and $450 million. Our objective continues to be to ensure that every patient who can benefit from Cinryze will have access to this important drug.”

About Cinryze™ (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product that has been approved by FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. C1 inhibitor therapy has been used acutely for more than 35 years in Europe to treat patients with C1 inhibitor deficiency.

The most common adverse reactions observed have been upper respiratory infection, sinusitis, rash and headache. No drug-related serious adverse events (SAEs) have been observed in clinical trials. Severe hypersensitivity reactions may occur. Thrombotic events have occurred in patients receiving high dose off-label C1 inhibitor therapy well above the approved treatment dosage regimen. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening patients for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

Cinryze is for intravenous use only. A dose of 1000 Units of Cinryze can be administered every 3 or 4 days for routine prophylaxis against angioedema attacks in HAE patients. Cinryze is administered at an injection rate of 1 mL per minute.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unrestricted, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,000 people with HAE in the United States.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2009 and 2010, our ability to continue to execute a successful launch of Cinryze, our ability to achieve peak year sales projections, our ability to complete manufacturing scale up procedures, including PCP and industrial scale, and receive regulatory approvals in the time frames anticipated, our ability to develop life cycle management plans for Cinryze, including designing and commencing clinical studies for additional indications, seeking rights to additional geographic territories and pursuing regulatory approvals in such territories.

Our actual results may vary depending on a variety of factors, including:

•	our ability to successfully commercialize Cinryze;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Cinryze to meet demand;

•	our plans to increase manufacturing capacity for Cinryze and the timing thereof including our ability to receive necessary regulatory approvals;

•	the availability of third party payer reimbursement for Cinryze patients;

•	the size of the market, future growth potential and market share for Cinryze in the United States;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Cinryze;

•	the timing of regulatory submissions and approvals;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories; and

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this presentation.

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